Exhibit 10.11
EXECUTION COPY
SALARIED EMPLOYEE
LIABILITIES ASSUMPTION AGREEMENT
     This SALARIED EMPLOYEE LIABILITIES ASSUMPTION AGREEMENT (“Agreement”) is made on the 22nd day of October, 2007 by and between Peabody Holding Company, LLC (“PHC”), a Delaware limited liability company with principal offices at 701 Market Street, St. Louis, MO 63101, Patriot Coal Corporation (“Patriot”), a Delaware corporation with principal offices at 12312 Olive Boulevard, Suite 400, St. Louis, Missouri, Peabody Coal Company, LLC (“PCC”), a Delaware limited liability company with principal offices at 12312 Olive Boulevard, Suite 400, St. Louis, Missouri, and, solely with respect to its obligations under Section 7 hereof, Peabody Energy Corporation (“PEC”), a Delaware corporation with principal offices at 701 Market Street, St. Louis, MO 63101 (each of the foregoing being sometimes referred to hereinafter individually as “a party” or jointly as “the parties”).
RECITALS
     WHEREAS, contemporaneously herewith, all of the shares of common stock of Patriot have been distributed to the stockholders of PEC, PHC’s ultimate parent company, and Patriot will indirectly own all of the capital stock of PCC; and
     WHEREAS, PCC is obligated under the Peabody Investments Corp. and Affiliates Welfare Benefit Plan (the “Salaried Employer Plans”) to provide retiree healthcare to certain of its retirees and their eligible dependents; and
     WHEREAS, the parties desire that PCC continue to provide the retiree healthcare required by the Salaried Employer Plans;
     WHEREAS, PHC has agreed to assume the liabilities of PCC for provision of healthcare pursuant to the Salaried Employer Plans to certain retirees and their eligible dependents to the extent expressly set forth in this Agreement; and
     WHEREAS, contemporaneously herewith PHC and Patriot have entered into an Administrative Service Agreement pursuant to which Patriot will take certain actions necessary and appropriate for the administration of the Salaried Employer Plans to certain retirees and their eligible dependents and delivery of benefits constituting Salaried Employee Liabilities (as defined below), except as provided in Section 2(c).
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties do hereby agree as follows:
     Section 1. Defined Terms.
     (a) The term “Effective Date” shall mean the date first hereinabove entered.

     (b) The term “Salaried Employee Liabilities” shall mean the amounts PCC is obligated either to pay for healthcare benefits to, or to reimburse for the purchase of healthcare insurance by, former employees of PCC who retired on or prior to December 31, 2006, each as identified on Attachment A hereto, and such retirees’ eligible dependents, under the terms of the Salaried Employer Plans as in effect on the date hereof.
     Section 2. PHC Assumption of Liabilities.
     (a) PHC assumes, and agrees to pay and discharge when due in accordance herewith, the Salaried Employee Liabilities.
     (b) With respect to former employees of PCC who retired on or prior to December 31, 2006 who receive healthcare benefits from PCC, and their eligible dependents, Patriot shall instruct each third party administrator to deliver each invoice with respect to the Salaried Employee Liabilities directly to PHC in accordance with such third party administrator’s normal billing cycle, and PHC shall pay each such invoice in full (solely to the extent such amounts relate to the Salaried Employee Liabilities) by wire transfer in immediately available funds when due. PHC shall pay the fees of the third-party administrators of the medical and prescription drug services to the retirees identified on Attachment A, and their eligible dependents, when due. The parties hereto acknowledge that the current practice is to include such fees in the last invoice of the month related to such medical or prescription drug services.
     (c) With respect to former employees of PCC who retired (i) on or after January 1, 2003 and on or prior to December 31, 2004, but who were not eligible for retirement prior to January 1, 2003, or (ii) on or after January 1, 2005 and on or prior to December 31, 2006, PCC shall instruct such retirees to send reimbursement claims to purchase healthcare insurance to PHC and PHC shall pay such reimbursement claims (solely to the extent such amounts relate to the Salaried Employee Liabilities) by check promptly following receipt of such request.
     Section 3. Mutual Cooperation. Each of PHC, Patriot and PCC will use their commercially reasonable efforts to cooperate with each other to give full effect to the transactions contemplated by this Agreement. If PHC provides written notice that any amounts were paid under this agreement in excess of the actual Salaried Employee Liabilities, Patriot and PCC will use its commercially reasonable efforts to recover such excess amounts for PHC’s benefit.
     Section 4. Settlement of Claims. Patriot shall immediately notify PHC when Patriot or any of its subsidiaries is sued by a former employee or his or her eligible dependents regarding the Salaried Employee Liabilities. Patriot and PCC may not settle any such dispute without the prior written consent of PHC, not to be unreasonably withheld or delayed. If Patriot or PCC settles any such claim without the prior written consent of PHC, then PHC shall not be liable for reimbursement of any amounts paid by Patriot or PCC as a result of such un-consented settlement under this Agreement.
Section 5. PHC Right to Pursue a Claim or Defense. If PHC determines that Patriot and/or PCC is failing to pursue with reasonable diligence a claim or defense related to any Salaried Employee Liabilities, it shall notify Patriot and/or PCC in writing of such failure. If

Patriot and/or PCC fails or refuses to pursue such claim or defense diligently within thirty (30) days of such notice, then PHC at its option may elect to pursue such claim or defense at its cost in the name of Patriot or PCC. Any contest assumed by PHC pursuant to this provision shall be conducted by attorneys employed or retained by PHC (subject to the right of Patriot and/or PCC to participate in such prosecution or defense at Patriot’s or PCC’s cost) and PHC may settle or compromise the claim or defense without the consent of Patriot and/or PCC, so long as such settlement or compromise does not include any payment or other obligation of Patriot, PCC or their respective controlled affiliates. PHC, Patriot and PCC shall use their commercially reasonable efforts to cooperate with each other in the continued prosecution or defense of any such claim, including the provision of witnesses and production of documents.
     Section 6. Maintenance of Books and Records; Inspection. Patriot shall, at all times during the continuance of this Agreement, maintain full and complete books of account and other records with respect to all activities under this Agreement including, but not limited to, records of all payments made in connection with, or as a result of, such activities and all contracts entered and evaluations performed with respect to payment of Salaried Employee Liabilities. PHC shall, at all times during the continuance of this Agreement, have the right to inspect, copy, and/or audit all account books and other records with respect to this Agreement at Patriot’s offices and during regular business hours; provided that (i) PHC is not entitled to inspect such books and records more than once every six months, (ii) PHC shall provide at least forty-eight (48) hours advance notification, including reasonable detail of the materials to be reviewed, and (iii) no such inspection or audit shall unreasonably interfere with the normal and regular conduct of Patriot’s business.
     Section 7. PEC Guarantee. PEC hereby irrevocably and unconditionally guarantees the prompt and full payment by PHC of all amounts owed by it under this Agreement, subject to its right of setoff set forth in the Separation Agreement, Plan of Reorganization and Distribution, dated as of October 22, 2007 (the “Separation Agreement”) by and between PEC and Patriot. Such guaranty shall be a guaranty of payment and not merely of collection, and shall not be conditioned or contingent upon the pursuit of any remedies against PHC. The liability of PEC under this guaranty shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable. PEC hereby waives any and all notice of the creation, renewal, extension or accrual of any of the guaranteed obligations and notice of or proof of reliance by Patriot or PCC upon this guaranty or acceptance of this guaranty. The guaranteed obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guaranty. When pursuing its rights and remedies hereunder against PEC, neither Patriot nor PCC shall be under any obligation to pursue such rights and remedies it may have against PHC or any right of offset with respect thereto, and any failure by Patriot or PCC to pursue such other rights or remedies or to collect any payments from PHC or to realize upon or to exercise any such right of offset shall not relieve PEC of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Patriot or PCC. PEC irrevocably waives acceptance hereof, presentment, demand, protest, promptness, diligence, obligation to protect, secure or perfect any security interest and any notice. Neither Patriot nor PCC shall be obligated to file any claim relating to any guaranteed obligation in the event that PHC becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Patriot or PCC to so file shall not affect PEC’s obligations hereunder. In the event that any payment to Patriot or PCC in respect of any guaranteed obligation is rescinded or must otherwise be returned for any reason whatsoever, PEC shall remain liable hereunder with respect to the guaranteed obligation as if such payment had not been made, and the guaranty shall be reinstated and shall continue even if otherwise terminated.
     Section 8. Indemnification. PHC agrees that it shall indemnify, defend and hold harmless each of Patriot, PCC and their respective affiliates and the successors, assigns, employees, officers, directors and agents of each, from and against any claims, actions or causes of action, damages, penalties, fines, assessments, attorney fees or other costs or expenses principally resulting from the failure of PHC to timely pay and discharge the Salaried Employee Liabilities.
     Section 9. Resolution of Disputes. Any party or parties to a dispute or disagreement under this Agreement (“Covered Dispute”) may give the other parties to the Covered Dispute written notice of the Covered Dispute initiating the provisions hereunder. Within ten days after delivery of the notice of a Covered Dispute, the receiving parties shall submit to the other a written response. The notice and the response shall include a statement of each party’s respective position and a summary of arguments supporting that position and the name and title of the executive who will represent the claimants and of any other individual who will accompany such executive in resolving the Covered Dispute. Within twenty (20) days after delivery of the first notice, such executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Covered Dispute. All reasonable requests for information made by one party to the other will be honored. If the Covered Dispute has not been resolved by negotiation within thirty (30) days of the first notice of the Covered Dispute, the parties to the Covered Dispute may, by their mutual consent, submit the Covered Dispute to arbitration in St. Louis, Missouri. Arbitration of any Covered Dispute shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the first notice of the Covered Dispute. Any decision of the arbitrator (or arbitrators) agreed upon or appointed and acting pursuant to this Section 9 shall be final and binding upon the parties and judgment may be entered thereon, upon the application of any of the parties, by any court of competent jurisdiction. The arbitrator may also award reasonable attorney’s fees and the costs of the arbitration to the prevailing party. This Section 9 shall not preclude any of the parties from seeking a temporary restraining order, preliminary injunction or other temporary injunctive relief necessary to enforce this Section 9 or protect rights under this Agreement. If the parties do not mutually agree to arbitrate the Covered Dispute, the Covered Dispute shall be resolved pursuant to Section 15.08 of the Separation Agreement.
     Section 10. Waiver. The failure of any party to comply with any of its obligations or agreements or to fulfill any conditions contained in this Agreement may be excused only by a written waiver from the other parties. Failure by any party to exercise, or delay by any party in exercising, any right under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by a party preclude any other or future exercise of that right or any other right hereunder by such party.
     Section 11. Notices. All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, registered mail, certified mail or overnight courier, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the others in accordance with this Section 11.
If to Patriot, to:
Joseph W. Bean
Senior Vice President, General Counsel and Corporate Secretary
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, MO 63141
Fax:
If to PCC, to:
Joseph W. Bean
Senior Vice President, General Counsel and Corporate Secretary
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, MO 63141
Fax:
If to PHC, to:
Alexander Schoch, Esq.
Executive Vice President Law and Chief Legal Officer
Peabody Holding Company, LLC
701 Market Street
St. Louis, MO 63101
Fax: 314-342-3419
All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed or his or her authorized representative.
     Section 12. No Third-Party Beneficiaries. Neither this Agreement nor any provision of it shall create any right in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns. Without limiting the generality of the foregoing, this Agreement is not intended to, and does not, create any rights, third party or otherwise, on behalf of any retiree or dependent, or any other person or individual. No third party shall be entitled to any subrogation rights with respect to any obligation of any party under this Agreement.
     Section 13. Captions and Paragraph Headings. Captions and paragraph headings are used hereinafter for convenience only and are not a part of this Agreement and shall not be used in construing it.

     Section 14. Entire Agreement. The making, execution and delivery of this Agreement by the parties has been induced by no representations, statements, warranties or agreements other than those herein expressed. Notwithstanding any provisions in any other agreement, this Agreement, together with the Separation Agreement and the other agreements contemplated thereby, including without limitation the Administrative Services Agreement, dated as of October 22, 2007, by and between PHC and Patriot, embodies the entire understanding of the parties and their respective subsidiaries and affiliates relating to the matters set forth herein. This Agreement may be modified only by a written instrument executed by the parties. The parties make no representation or warranties with respect to the subject matter of this Agreement not expressly set forth in this Agreement. This Agreement supersedes and terminates all other discussions, negotiations, understandings, arrangements and agreements between or among PHC and Patriot, or any respective affiliated companies, entities or persons relating to the subject matter hereof.
     Section 15. Assignability. Neither of the parties hereto may assign this Agreement without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed. Any impermissible attempted assignment of this Agreement without such prior written consent shall be void, and the party assigning or attempting to assign this Agreement shall remain bound by and obligated by this Agreement as if no assignment or attempted assignment had occurred.
     Section 16. Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
     Section 17. Severability. In the event one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not a part of this Agreement.
     Section 18. Counterparts. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     Section 19. Governing Law. The parties hereto have agreed that the validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the laws and regulations of the State of Delaware, without giving effect to principles of conflicts of law thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Salaried Employee Liabilities Assumption Agreement to be duly executed by one of their respective officers duly authorized and directed as of the date first written above.

PEABODY HOLDING COMPANY, LLC		PATRIOT COAL CORPORATION

By:	/s/ Richard A. Navarre	By:	/s/ Richard M. Whiting
	Name: Richard A. Navarre		Name: Richard M. Whiting
	Title: Executive Vice President		Title: President & Chief Financial Officer

Solely for purposes of Section 7 hereof:		PEABODY COAL COMPANY LLC
PEABODY ENERGY CORPORATION

By:	/s/ Richard A. Navarre	By:	/s/ Mark N. Schroeder
	Name: Richard A. Navarre		Name: Mark N. Schroeder
	Title: Executive Vice President		Title: Vice President & Treasurer